EXHIBIT 2
                               AGREEMENT OF SALE


THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 13 day of September, 1995, (The "Date of this Agreement) by and between TAURUS INVESTMENT GROUP, INC., a Florida corporation ("Purchaser"), and MARIETTA TOWER PARTNERS, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Thirty-One Million Seven Hundred Fifty Thousand And No/100 Dollars ($31,750,000.00) (the "Purchase Price"), and on the terms and conditions hereinafter set forth, the property commonly known as 101 Marietta Tower, Atlanta, Georgia and Seller's leasehold interest in the garage located at 79 Marietta Street, Atlanta, Georgia, consisting of the following:

     1.1. a fee simple estate in the real property ("Fee Land") and all buildings and other improvements ("Fee Improvements") situated on the Fee Land, as more particularly described on Exhibit A-1 attached hereto and made a part hereof (the Fee Land and the Fee Improvements are sometimes referred to herein together as the "Fee Property") and a leasehold estate (the "Leasehold Estate") in the real property ("Leasehold Land") and all buildings and other improvements ("Leasehold Improvements") situated on the Leasehold Land, as more particularly described on Exhibit A-2 attached hereto and made a part hereof (the Leasehold Land and the Leasehold Improvements are sometimes referred to herein together as the "Leasehold Property" and the Fee Property and the Leasehold Property are sometimes hereinafter referred to collectively herein as the "Property") together with all easements and appurtenances thereunto belonging and all of Seller's right, title and interest in and to all streets, alleys and public ways adjacent thereto, if any;

     1.2. the personal property set forth on Exhibit B attached hereto (the "Personal Property") and any other personal property owned by Seller and used in connection with the operation of the Fee Property which is not removed from the Fee Property prior to 24 hours following the "Closing" (as hereinafter defined), but in all events excluding the personal property described on Exhibit B under the heading "Excluded Personal Property";

     1.3. the tenant leases described in Exhibit C attached hereto and made a part hereof together with such other tenant leases of the Property as may be made prior to the Closing in accordance with the terms of this Agreement (the "Leases");

     1.4. if and to the extent assignable, if any; (a) all guarantees, warranties and indemnifications, if any, received from suppliers, contractors, materialmen or subcontractors arising out of, or in connection with, the installation, construction or maintenance of the Fee Property including, without limitation, the right to sue any obligor for any breach of any covenant, agreement, representation, warranty or guarantee contained therein;
(b) all licenses, permits, certificates of occupancy and franchises issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of the Fee Property running to or in favor of Seller;
(c) all trade styles, and trade names, including, without limitation, all contract rights, brochures, manuals, lists of prospective tenants, advertising material, books and records, utility contracts and telephone numbers; (d) the plans and specifications for the Fee Improvements and all unexpired claims and sureties, if any, received in connection with the construction, improvement or equipment of the Fee Improvements; and (e) the service and maintenance contracts which Purchaser elects to assume in accordance with Section 12 of this Agreement (Exhibit D attached hereto and made a part hereof contains a list of all of the service contracts which relate to the property, the "Service Contracts").

     1.5. Notwithstanding anything contained in this Agreement to the contrary, Seller is not conveying or assigning to Purchaser the items described in
Section 16.3 hereof.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the "Initial Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit E; and

     2.2. Provided Purchaser has not previously terminated this Agreement in accordance with Section 7 hereof, then on September 15, 1995, the additional sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the "Additional Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement (the Initial Earnest Money and the Additional Earnest Money [if deposited by Purchaser] are sometimes referred to herein together as the "Earnest Money"); and

     2.3. The assumption by Purchaser of the obligations of Seller, as borrower, under the "Loan Documents" (as hereinafter defined); and

     2.4. On the "Closing Date" (as hereinafter defined) the balance of the Purchase Price (i.e. $31,750,000 less the then outstanding principal amount of the loan (the "Loan") described in the Loan Documents inclusive of all Earnest Money deposited, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 3:00 p.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit F is a copy of a title commitment for an owner's standard title insurance policy issued by Charter Title Company as agent for Chicago Title Insurance Company, (hereinafter referred to as "Title Insurer") dated June 22, 1995 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes not yet due and payable; (c) association assessments, special district taxes and related charges not yet due and payable, to the extent same are set forth on the Title Commitment; (d) matters shown on the "Survey" (as hereinafter defined); (e) matters caused by the actions of Purchaser; (f) all documents evidencing or securing the Loan, including those set forth on Exhibit G attached hereto and made a part hereof (all of said documents being referred to herein as the "Loan Documents"); (g) the "Ground Lease" (as hereinafter defined); and (g) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 3(a) through 3(c), inclusive, on Schedule B-1, and 3(a), 3(c), 3(d) and 3(e) through 3(l), inclusive, on Schedule B-2, to the extent that same effect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived, in writing, by Purchaser (the "Title Policy"). Seller and Purchaser shall each pay for one-half of the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by Watts & Browning Engineers, Inc. under Job Number 950225 (the "Survey"). Seller and Purchaser shall each pay for one-half of the costs of the most recent update to the Survey. Purchaser hereby acknowledges that all matters disclosed by the Survey are acceptable to Purchaser.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (as hereinafter defined) and/or the "Assignment and Assumption of Ground Lease" (as hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. In the event Purchaser elects to assume the Loan as provided for in Section 8 hereof, Purchaser agrees to pay for any fees required by the "Lender" (as hereinafter defined) in connection with such assumption.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $100,000.00 or which have arisen by the affirmative, intentional acts of Seller (such acts being hereinafter referred to as "Intentional Acts"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $100,000.00 (and which are not Intentional Acts), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within ten (10) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for: (i) Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7; and (ii) for Purchaser's rights as set forth in Paragraph 15 hereof if the Unpermitted Exceptions do not exceed $100,000 in the aggregate, or have arisen as a consequence of the Intentional Acts of Seller.

     5.2. Seller agrees to convey: (i) fee simple title to the Fee Property to Purchaser by limited warranty deed (the "Deed") (in the form attached hereto as Exhibit H) in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived, in writing, by Purchaser; and (ii) the Leasehold Estate to Purchaser by assigning to Purchaser all of Seller's right, title and interest in the Ground Lease (the "Assignment and Assumption Ground Lease") (in the form attached hereto as Exhibit I). As used in this Agreement, the term "Ground Lease" means that certain Lease Agreement dated June 29, 1972 between The Massell Companies (the "Original Ground Lessor") and Glenn E. Hicks, Jr. Curtis O. Hicks, David A. Pendley and H. Jack Pendley, Jr. (collectively, the "Original Ground Lessee"), as amended by Amendment to Lease Agreement dated May 15, 1973 between the Original Ground Lessor and the Original Ground Lessee.
The Original Ground Lessor has assigned its interest in the Ground Lease to Selig Enterprises, Inc. (the "Ground Lessor"). The Original Ground Lessee assigned its interest in the Ground Lease to Piedmont-Courtland Associates who in turn assigned its interest in the Ground Lease to Seller. A copy of the Ground Lease as amended and assigned as aforesaid is attached hereto as Exhibit J.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Fee Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) and which would not give the "Government" (as hereinafter defined) the right to terminate the "Government Lease" (as hereinafter defined), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Fee Property (in which case the Closing Date shall be extended until completion of such restoration, but in no event beyond the December 31,
1995) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty plus the amount of Seller's insurance deductible; provided, however, in no event shall Seller have the right to assign to said insurance proceeds in lieu of repairing or restoring the Fee Property if the damage (including the loss of rental under the Government Lease, if any) is not covered by Seller's insurance policy. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Fee Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith) or which gives the Government the right to terminate (or abate rent under) the Government Lease, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within fifteen (15) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty plus the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Fee Property or the taking or closing of any right of access to the Fee Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Fee Property shall: (i) materially impair access to the Fee Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Fee Property or any portion thereof; or (iii) materially and adversely impairs the use of the Fee Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within fifteen (15) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such fifteen (15) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.4. Notwithstanding anything contained in this Section 6 to the contrary, any attempted termination by Purchaser of this Agreement as a consequence of a casualty or condemnation to the Fee Property giving the Government the right to terminate (or abate rent under) the Government Lease shall be null and void if prior to Seller's receipt of Purchaser's notice to terminate this Agreement as a consequence of such a casualty or condemnation, the Government waives, in writing, its right to terminate the Government Lease as a result of such a casualty or condemnation or the Seller reimburses Purchaser for the amount of the rent abatement, as applicable.

     6.5. A fire, casualty or taking of the Leasehold Property shall not allow the Purchaser the right to terminate this Agreement. On the Closing Date, Seller shall assign to Purchaser any insurance (or condemnation, as applicable) proceeds paid or payable to Seller on account of such fire, casualty or condemnation plus the amount of Seller's insurance deductible, if applicable.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the Date of this Agreement and ending at 5:00 p.m. Chicago time on the thirtieth(30th) day thereafter (said 30-day period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Fee Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Fee Property, including, without limitation, a review of the Leases and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Fee Property, Seller has delivered to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, the Leases, the Ground Lease, utility account numbers, personal property inventory, Service Contracts, monthly unaudited operating statements from 1993, 1994 and 1995, the Survey, and the Loan Documents.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and in the event of any damage to the Fee Property caused by Purchaser, its agents, engineers, employees, contractors or surveyors, Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.
Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Agreement, or otherwise, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived and Purchaser shall deposit the Additional Earnest Money with the Title Company on or before the expiration of the Inspection Period. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period which are not by their terms confidential; and
(ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive the termination of this Agreement.

     7.2. Except for the express representations and warranties of Seller set forth herein, Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of toxic waste and/or any hazardous materials or substances, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Furthermore, Purchaser acknowledges that the "Existing Reports" (as hereinafter defined) disclose the existence of asbestos at the Property. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. As used herein, the term "hazardous materials or substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601. et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulator or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except for the express representations and warranties of Seller relating to the rent roll set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information.

     7.4. Seller has provided to Purchaser the following existing reports: (i) Report of Facility Survey to Identify Asbestos-Containing Materials within 101 Marietta for Balcor Property Management, Inc., dated November 6, 1992 prepared by Law Associates, Inc. ("Law"), (ii) Letter dated June 13, 1995 from Law to Balcor Management Services regarding Summary Report of Asbestos Sampling and Testing; and (iii) Report of Ambient Air Sampling and Analysis dated January 24, 1995 prepared by Law (the "Existing Reports"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Reports. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Reports, or, including, without limitation, the matters set forth in the Existing Reports, and the accuracy and/or completeness of the Existing Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Reports.

8. ASSUMPTION OF LOAN AND GROUND LEASE. Purchaser's and Seller's obligations under this Agreement are contingent upon the occurrence of the following: (i) Morgan Guaranty Trust Company of New York ("Lender") and any other holder of the Loan, if any, consenting, in writing, to the assignment by Seller, and assumption by Purchaser, of the obligations of the borrower under the Loan Documents and a release from Lender and any other holder of the Loan, if any, releasing Seller from any liability under the Loan Documents; (ii) Lender delivering to Purchaser an estoppel certificate regarding the Loan Documents substantially in the form attached hereto as Exhibit K (the consent and estoppel set forth above are sometimes referred to herein together as the "Lender Consent"); (iii) Ground Lessor consenting, in writing, to the assignment by Seller, and assumption by Purchaser, of the obligations of the ground lessee under the Ground Lease and a release from Ground Lessor releasing Seller from any liability under the Ground Lease (the "Ground Lessor Consent") (in the form attached hereto as Exhibit L). If the Lender fails to deliver the Lender Consent and/or the Ground Lessor fails to deliver the Ground Lessor Consent on or before September 25, 1995 then either Purchaser or Seller shall have the option, upon written notice to the other, exercised no later than September 29, 1995 to terminate this Agreement, in which case this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. If this Agreement has not been terminated by either party in accordance with this Agreement on or before September 29, 1995, then the applicable contingency shall have been waived and the parties shall proceed to Closing. The parties acknowledge and agree that Seller shall be responsible for obtaining the Lender Consent and the Ground Lessor Consent (any consent fees to be paid for by Purchaser) and Purchaser shall not interfere with the obtaining of said consents. Purchaser further acknowledges and agrees that Purchaser shall execute all customary and necessary documents reflecting such assumption (and not changing the terms of the Loan or the Ground Lease) reasonably required by the Lender and/or the Ground Lessor in order to obtain the Lender Consent and the Ground Lessor Consent (said documents being hereinafter referred to as the "Assumption Documents"). Notwithstanding the foregoing to the contrary, if, prior to the Closing Date, the Loan is acquired by Purchaser or any "Permitted Assignee" (as hereinafter defined) of Purchaser, or any affiliate of Purchaser or said Permitted Assignee (including, without limitation, any entity in which any partner, shareholder or member of Purchaser or said Permitted Assignee has any interest in whatsoever), then the obtaining of the Lender Consent shall not be a condition precedent to either Purchaser's or Seller's obligations hereunder.

9. CLOSING. The closing of this transaction (the "Closing") shall be on the date which is fifteen(15) days after the expiration of the inspection period, (the "Closing Date"), at the office of the agent for the Title Insurer in Atlanta, Georgia at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

10.  CLOSING DOCUMENTS.

     10.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 10.2.2, 10.2.4 and 10.2.5 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

       10.2.1. the Deed (in the form of Exhibit H attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

       10.2.2. the Assignment and Assumption of Ground Lease (in the form of Exhibit I attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser in writing;

       10.2.3. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit M attached hereto);

       10.2.4. assignment and assumption of intangible property (in the form attached hereto as Exhibit N);

       10.2.5. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit O);

       10.2.6. non-foreign affidavit (in the form of Exhibit P attached hereto);

       10.2.7.  the Assumption Documents;

       10.2.8.  the Ground Lessor Consent (unless waived by the parties);

       10.2.9. the Lender Consent, if the Loan is assumed by Purchaser (unless waived by the parties);

       10.2.10. original, and/or copies of, the Leases in Seller's possession;

       10.2.11. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

       10.2.12.  possession of the Property to Purchaser;

       10.2.13. if requested by Purchaser in writing, evidence of the termination of the management agreement;

       10.2.14. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Leases and the obligation to refund the security deposits (in the form of Exhibit Q);

       10.2.15.  an updated rent roll;

       10.2.16. Affidavit pursuant to Section 48-7-128 of the Official Code of Georgia Annotated that Seller is a resident of Georgia or that Seller is not otherwise subject to Georgia tax withholding; and

       10.2.17.  If necessary, a Georgia Transfer Tax Declaration signed by
       Seller.

11.  ESTOPPEL CERTIFICATES.

     11.1. Purchaser's obligation to close the transaction contemplated by this Agreement is contingent upon Purchaser's receipt of a tenant certificate (the "Government Tenant Certificate") addressed to Purchaser from the United States of America (the "Government") for the space occupied pursuant to U.S. Government Lease for Real Property No. GS-04B-15730 dated August 5, 1977, as amended (the "Government Lease") substantially in the form of Exhibit R attached hereto and made a part hereof on or before September 25, 1995. If Purchaser fails to receive any form of Government Tenant Certificate on or before September 25, 1995, or if Purchaser advises Seller in writing that the Government Tenant Certificate received by Purchaser is not substantially in the form of Exhibit R on or before the earlier to occur of: (a) five (5) business days following Purchaser's receipt of the Government Tenant Certificate, or (b) September 29, 1995, then Purchaser shall have the right upon written notice delivered to Seller no later than September 29, 1995 (for a termination based on Purchaser's failure to receive any form of Government Tenant Certificate) or the earlier to occur of: (a) five (5) business days following Purchaser's receipt of the Government Tenant Certificate, or (b) September 29, 1995 (for a termination because the Government Tenant Certificate fails to substantially conform to Exhibit R) to terminate this Agreement. In the event of such a termination and subject to the next following paragraph, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 as described above. If Purchaser fails to so advise Seller in writing on or before the dates described above that Purchaser is electing to terminate this Agreement, then Purchaser shall be deemed to have waived the receipt of the Government Tenant Certificate as a condition precedent to Purchaser's obligation to close the transaction contemplated by this Agreement.

     Notwithstanding the foregoing, if the Purchaser elects to terminate this Agreement as aforesaid, Seller shall have the right to elect in a written notice delivered to Purchaser within three (3) days of Seller's receipt of Purchaser's notice to terminate this Agreement, to postpone Purchaser's termination for thirty (30) days during which thirty (30) day period Seller will endeavor to obtain the Government Tenant Certificate in the form required by this Agreement. If Seller obtains the Government Tenant Certificate in the form required by this Agreement during said thirty (30) day period, then this contingency shall be deemed satisfied and the Closing shall occur on the earlier of: (a) the closing date as specified in paragraph 9 hereof, or (b) five (5) business days following Purchaser's receipt of the Government Tenant Certificate. If Seller fails to deliver the Government Tenant Certificate to Purchaser during said thirty (30) day period, then, unless this condition precedent is waived, in writing, by Purchaser, the Agreement shall become null and void without further action of the parties and all Earnest Money deposited into the escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other except for Purchaser's obligation to indemnify Seller and restore the Property as more fully set forth in Paragraph 7 of the Agreement.

     11.2. Seller agrees to request from each other tenant at the Property, a tenant certificate (the "Additional Tenant Certificates") in the form of Exhibit S attached hereto. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to close and purchase the Property is not subject to nor conditioned upon Seller obtaining any Additional Tenant Certificates for any tenants. No issues which are raised in any Additional Tenant Certificates or the Government Tenant Certificate shall constitute a Seller's default hereunder nor shall they, except as set forth in Section 11.1 and the next sentence, give Purchaser the right to terminate this Agreement.
In the event the Additional Tenant Certificates and/or the Government Tenant Certificate reveal tenant offsets or delinquent obligations of Seller as landlord under any Lease (including, the Government Lease) or adverse discrepancies with any Lease (including, the Government Lease) (excluding physical defects, the presence of which will not effect Purchaser's obligation to close hereunder) (collectively, a "Defect"), then Purchaser's sole remedy as a consequence thereof is to terminate this Agreement upon written notice to Seller, delivered no later than September 29, 1995 in which case, subject to the next following sentence, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 as described above. If Purchaser elects to terminate this Agreement pursuant to the preceding sentence as a result of the disclosure of a Defect, Seller shall have five (5) days following Seller's receipt of such election to cure the Defect. Seller may take any one or more of the following action, in its sole discretion, to cure such defect: (i) deposit into escrow an amount equal to the Defect, (ii) give Purchaser a credit against the Purchase Price in the amount of the Defect, or
(iii) take such other action to cure the Defect which is reasonably acceptable to Purchaser. If this Agreement is not terminated by Purchaser in accordance with this Section, then this contingency shall be deemed to have been satisfied and Seller shall have no liability for said adverse conditions noted in the Government Tenant Certificate and/or the Additional Tenant Certificates.

     11.3. Seller shall also request an estoppel certificate from the Ground Lessor in the form of Exhibit T attached hereto and made a part hereof. It is not a condition precedent to Purchaser's obligations hereunder that Seller obtain such an estoppel. Neither the failure to obtain such an estoppel nor any matter disclosed by such an estoppel shall constitute a default by Seller hereunder or allow Purchaser to not close the transaction contemplated by this Agreement.

12. SERVICE CONTRACTS. On or before the expiration of the Inspection Period, Purchaser shall advise Seller which of the Service Contracts Purchaser desires to assume. Seller shall assign those Service Contracts to Purchaser at Closing, and Purchaser shall assume responsibility of the obligations arising from and after the Closing Date under those Service Contracts which Purchaser desires to assume. Seller shall use reasonable efforts to obtain any required consent with respect to the assignment of the Service Contracts; provided, however, that Seller's inability to obtain such approval shall not be a default hereunder or be a condition precedent to Purchaser's obligations to close hereunder.

13. LEASING OF PROPERTY. Until the Closing Date Seller shall not enter into any lease for any portion of the Fee Property or any modification, extension or amendment to any Lease without first obtaining the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. If Purchaser has not responded within five (5) business days of receipt of a request by Seller, Purchaser's consent shall be deemed given. If Purchaser closes the transaction contemplated by this Agreement, Purchaser shall be responsible to pay for all leasing commission, tenant improvement costs or other costs and expenses (including reasonable attorneys' fees) incurred by Seller with respect to such lease, including, without limitation, all leasing commission and tenant improvement costs relating to the lease with Phenix Federal.

14.  DEFAULT BY PURCHASER.   ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO
SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

15. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (I) SELLER'S FAILURE TO BOND OVER, REMOVE OR CURE UNPERMITTED EXCEPTIONS WHICH IN THE AGGREGATE ARE LESS THAN $100,000 OR WHICH ARISE BY REASON OF SELLER'S INTENTIONAL ACTS, OR (II) ITS WILLFUL REFUSAL TO DELIVER THE DEED OR THE ASSIGNMENT OF GROUND LEASE, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

16.  PRORATIONS.

     16.1. Rents (including rent under the Ground Lease) (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); interest accruing under the Loan Documents; water and other utility charges; fuels; prepaid operating expenses; management fees in the amount of 5.5%; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the Tenants shall be paid over to Seller; upon receipt by Purchaser and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited to the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. Seller will receive a credit for any balances in escrow accounts established pursuant to the Loan Documents. All prorations will be final except as to delinquent rent referred to in Paragraph 16.2 below. Notwithstanding the terms and provisions of Section 16.2 below, Purchaser acknowledges that the Government pays rent under the Government Lease in arrears. Upon receipt by Purchaser, Purchaser shall pay over to Seller Seller's pro rata share of the rent paid by the Government for the month in which the Closing occurs.

     16.2. Except as set forth in the last sentence of Section 16.1 above, all basic rent paid following the Closing Date by any tenant of the Property who is indebted under a Lease for basic rent for any period prior to and including the Closing Date in an amount greater than the amount of base rent or other amounts then owed by said tenant to Purchaser shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. During the 180 day period following the Closing Date, Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Seller shall not commence legal action against a tenant for basic rent owed to Seller for a period prior to the Closing Date so long as said tenant is a tenant in the Fee Property. Paragraph 16.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

     16.3. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is retaining the following rights, none of which are being conveyed, assigned or transferred to Purchaser pursuant to this Agreement or any documents executed by Seller in connection herewith. All of the items set forth in this Section 16.3 shall survive the Closing and the recording of the Deed.

          16.3.1. Seller has advised Purchaser that Seller has protested the real estate taxes for the Property for calendar years 1991, 1992, 1993, 1994 and 1995. All refunds in connection with such tax protests remain the property of Seller and are not being assigned by Seller to Purchaser pursuant to this Agreement. In the event any such refunds are paid to Purchaser, Purchaser agrees to promptly remit all such sums to Seller. Purchaser agrees, at no cost or expense to Purchaser, to execute any documents reasonably requested by Seller, in connection with such tax protests. When received, the tax refund for 1995 shall be prorated between the parties such that Seller receives all sums allocable to the period prior to and on the Closing Date and Purchaser receives all sums allocable to the period after the Closing Date.

          16.3.2. Pursuant to the Government Lease, Seller has advised Purchaser that after Closing Seller may seek to obtain from the Government a reimbursement to pay for operating expenses of the Fee Property for the period prior to the Closing Date. Accordingly, Seller is retaining the right to pursue the Government for the payment of such operating expenses and such right is not being conveyed, assigned or transferred to Purchaser. Purchaser shall take no action, of any type or nature, which could reasonably be determined to be detrimental to Seller with respect to obtaining said reimbursement. In the event any such sums are paid to Purchaser, Purchaser agrees to promptly remit all such sums to Seller. Purchaser agrees, at no costs or expense to Purchaser, to execute any documents reasonably requested by Seller, in connection with such claim of reimbursement. All sums received from the Government shall be prorated between the parties such that Seller receives all sums allocable to the period prior to and on the Closing Date and Purchaser receives all sums allocable to the period after the Closing Date. Notwithstanding anything contained in this Section 16.3.2 to the contrary, Seller shall not have the right to seek to terminate or take any action which would be reasonably likely to terminate the Government Lease.

          16.3.3. Seller has advised Purchaser that Seller has applied to the U.S. Olympic Committee to receive tickets to the 1996 Olympics to be held in Atlanta, Georgia and that the application for the tickets was made in the name of the Property. All tickets shall remain the property of Seller and are not being assigned, transferred or conveyed to Purchaser. If any such tickets are delivered to Purchaser, Purchaser agrees to promptly deliver such tickets to Seller. Purchaser agrees, at no costs or expense to Purchaser, to execute any documents reasonably requested by Seller, in connection with the foregoing tickets.

17. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

18. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing to the contrary, Purchaser shall have the right to assign this Agreement, without first obtaining the consent of Seller, to a partnership in which Purchaser or an affiliate of Purchaser is a general partner ("Permitted Assignee") or contractual advisor. No such assignment shall relieve Purchaser from its obligations or liabilities under this Agreement.

19. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Richard Bowers & Co. (to be paid by Seller) and Taurus Properties, Inc. (which shall be paid out of the commission payable to Richard Bowers & Co.) Seller's commission to Richard Bowers & Co. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Richard Bowers & Co. (to be paid by Seller) and Taurus Properties, Inc. (to be paid by Richard Bowers & Co.). The indemnifying party shall undertake its obligations set forth in this Paragraph 19 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 19 will survive the Closing and delivery of the Deed.

20.  SELLER'S REPRESENTATIONS AND WARRANTIES.

     20.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip Schechter "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     20.2. Subject to the limitations set forth in Paragraph 20.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Except for claims arising out of the bankruptcy of James M. Finley (a tenant at the Property), Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; (iii) the rent rolls which Seller has submitted to the Purchaser and updated as of the Closing Date are true, correct and accurate in all material respects as of the date set forth therein; (iv) except as may be disclosed in the Existing Reports, Seller has not received any notice of an uncured violation of Environmental Laws; and
(v) the operating statements delivered by Seller to Purchaser are the same operating statements received by Seller from the manager of the Property.

21. CONSTRUCTION OF TENANT IMPROVEMENT WORK. Purchaser acknowledges that Seller is currently undertaking certain tenant improvement work in the Fee Building at the request of the Government. In connection therewith, Seller has entered into the general contractor construction contract identified on Exhibit U attached hereto and made a part hereof (said contract as the same may be modified or amended is hereinafter referred to as the "Construction Contract"). During the period from and after the date hereof through and including the expiration of the Inspection Period, Seller shall deliver to Purchaser copies of any addenda or amendments to the Construction Contract or any new Construction Contracts entered into by Seller. After the expiration of the Inspection Period through and including the Closing Date, Seller will not enter into any addenda or amendments to the Construction Contract or new Construction Contracts which are for an amount in excess of $5,000 without first obtaining the written approval of Purchaser, which approval shall not be unreasonably withheld or delayed. If Purchaser fails to respond to Seller's request for approval within five (5) business days, then Purchaser shall be deemed to have approved Seller's execution of the addenda or amendments to the Construction Contract (or the new Construction Contract, if applicable). At Closing, Purchaser shall assume the obligations under the Construction Contract as same may have been amended or modified (or any new Construction Contract) arising after the Closing Date upon receipt by Purchaser, Purchaser shall pay to Seller all unreimbursed sums expended by Seller prior to the closing date with respect to the work described in the Construction Contract, as amended (or any new Construction Contract) plus the associated profit payable to Seller pursuant to the lease amendment entered into between the Government and the Seller with respect to such tenant improvement work (based on the amount of the work completed) prior to the closing date.

22. LIMITATION OF LIABILITY. None of Seller's, beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

23.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

24. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (708) 267-1600
                              (708) 317-4462 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Andrew D. Small, Esq.
                              (312) 902-5489
                              (312) 902-1061 (FAX)

          TO PURCHASER:       Taurus Investment Group, Inc.
                              1400 E. Newport Center Drive
                              Deerfield Beach, Florida   33442
                              Attention:  Mr. Steve E. Munson
                                          Lorenz Reibling
                                          Guenther Reibling
                              (305) 428-4585
                              (305) 360-9430 (FAX)

     and one copy to:         King & Spalding
                              120 W. 48th Street
                              New York, New York 10036
                              Attention:  Eileen Brumback
                              (212) 556-2168
                              (212) 556-2222 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

25.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow
Agent:

     (A)  One (1) fully executed copy of this Agreement; and

     (B) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

26. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Georgia.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

Upon receipt of the executed agreement from Seller, Purchaser shall wire-transfer the initial earnest money deposit to escrow agent per the following wiring instructions:

               Texas Commerce Bank-Sugar Land
               Sugar Land, Texas
               ABA# 113-000-609
               Charter Title Company Fort Bend Escrow
               Account # 09200012815
               GF# 95260028

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                         PURCHASER:

                         TAURUS INVESTMENT GROUP, INC., a Florida corporation


                         By:  /s/Steve E. Munson
                              ------------------------------
                         Name: Steve E. Munson
                              ------------------------------
                         Its:  Vice President
                              ------------------------------


                         SELLER:

                         MARIETTA TOWER PARTNERS, an Illinois limited partnership

                         By: BALCOR EQUITY PARTNERS-XVIII, an Illinois general partnership, its general partner

                              By:  BALCOR EQUITY PARTNERS-XVIII, INC., a
                              general partner

                                   By:  /s/Philip Schechter
                                        ------------------------------
                                   Name: Philip Schechter
                                        ------------------------------
                                   Its: Authorized agent
                                        ------------------------------

Richard Bowers of Richard Bowers & Co. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   RICHARD BOWERS & CO.


                                   By:
                                         ---------------------------
                                   Name:
                                         ---------------------------
                                   Title:
                                         ---------------------------

                                      EXHIBITS

A-1  -    Fee Land

A-2  -    Leasehold Land

B    -    Personal Property

C    -    Leases

D    -    Service Contracts

E    -    Escrow Agreement

F    -    Title Commitment

G    -    Loan Documents

H    -    Deed

I    -    Assignment and Assumption of Ground Lease

J    -    Ground Lease (including all Amendments and Assignments thereof)

K    -    Lender Estoppel Certificate

L    -    Ground Lessor Consent

M    -    Bill of Sale

N    -    Assignment and Assumption of Intangible Property

O    -    Assignment and Assumption of Leases and Security Deposits

P    -    Non-Foreign Affidavit

Q    -    Notice to Tenants

R    -    Government Tenant Certificate Form

S    -    Additional Tenant Certificates

T    -    Ground Lessor Estoppel

U    -    General Contractor Construction Contracts

                                                                 (312) 902-5489
                              September 13, 1995

VIA FACSIMILE
AND FEDERAL EXPRESS

Eileen Brumback, Esq.
King & Spalding
120 W. 48th Street
New York, NY  10036

          Re: Agreement of Sale ("Agreement of Sale") Dated September 13, 1995 Between Tauras Investment Group, Inc. ("Buyer") and Marietta Tower Partners ("Seller") for the Sale of Real Property Commonly Known as 101 Marietta Tower, Atlanta, Georgia and Seller's Leasehold Interest in the Garage Located at 79 Marietta Street, Atlanta, Georgia.


Dear Eileen:

Enclosed are two originals of the Agreement of Sale which have been executed and initialed by my client along with a fully executed copy of the letter agreement. In addition, I have forwarded four (4) copies of the Escrow Agreement to the escrow agent for execution. (I have modified the dates in the escrow in accordance with item 7 of this letter agreement.) Please promptly deposit the earnest money with the escrow agent in accordance with the previously delivered wire transfer instructions.

In addition, as we discussed on the telephone this morning, this letter will set forth the agreement of the parties with respect to various changes to the Agreement of Sale and the letter agreement. All capitalized terms which are used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement of Sale.

     1. Section 2.2. The date "September 15, 1995" set forth in Section 2.2 is hereby deleted, and the date "October 13, 1995" is hereby substituted therefor.

     2. Section 6.1. The crossed out figure "$300,000" in Section 6.1 (both on pages 4 and 5 of the Agreement of Sale) is hereby reinstated.

     3.   Section 8.

          A. The date "September 25, 1995" in Section 8 is hereby deleted, and the date "October 23, 1995" is hereby substituted therefor. Furthermore, all references in Section 8 to "September 29, 1995" are hereby deleted, and the date "October 27, 1995" is hereby substituted therefor.

          B. Buyer hereby agrees to cooperate with Seller in obtaining the Lender Consent on or before the deadlines provided for in the Agreement of Sale.

          C.   Seller hereby agrees to the deletion of the final sentence of
          Section 8.

     4. Section 11.1. The date "September 25, 1995" in Section 11.1 is hereby deleted, and the date "October 23, 1995 is hereby substituted therefor. In addition, all references in Section 11.1 to "September 29, 1995" are also hereby deleted and the date "October 27, 1995" is hereby substituted therefor.

     5. Section 11.2. The date "September 29, 1995" in Section 11.2 is hereby deleted, and the date "October 27, 1995" is hereby substituted therefor.

     6. Sections 16.1 and 21. The parties agree that none of the changes handwritten in by Purchaser to Sections 16.1 or 21 shall apply; provided, however, the parties hereto hereby agree as follows:

     In lieu of giving Seller a credit at Closing for sums owed, but not paid, by the Government for basic rent, operating expenses and sums due pursuant to the Construction Contract, at Closing Purchaser shall deposit into escrow, an amount equal to Seller's share of the rent (both basic rent and operating expenses) which is owed by the Government prior to the Closing Date and which has not been paid by the Government as of the Closing Date. In addition, at Closing, Purchaser shall deposit into escrow an amount equal to the unreimbursed sums expended by Seller prior to the Closing Date with respect to the tenant improvement work described in the Construction Contract, as amended, plus an amount equal to the associated profit payable to Seller pursuant to the lease amendments entered into between the Government and the Seller with respect to such tenant improvement work (based on the amount of work theretofore completed prior to the Closing Date). The escrow will be in a form and substance reasonably acceptable to Purchaser and Seller and will provide that the funds in the escrow will be delivered immediately to Seller as and when Purchaser receives said sums from the Government.

     7. Sections 17 and 18. The reference to Paragraph "10" in Sections 17 and 18 is hereby deleted and Paragraph "14" is hereby substituted therefor.

     8. Exhibits. Attached hereto are revised Exhibits B, C and D to the Agreement of Sale. These exhibits have been revised to reflect the current information relating to the Property. The attached exhibits are hereby substituted for those attached to the Agreement of Sale. I will prepare and forward to you "clean" copies of these exhibits for insertion into the execution documents.

     9. Escrow Agreement. The date "October 2, 1995" in Sections 4 and 6 of the Escrow Agreement is hereby deleted and the date "October 30, 1995" is hereby substituted therefor.

     10. Letter Agreement. The date "September 25, 1995" is hereby deleted, and the date "October 23, 1995" is hereby substituted therefor. Furthermore, the date "October 2, 1995" is hereby deleted and the date "October 30, 1995" is hereby substituted therefor.

In the event of a conflict between the Agreement of Sale and this letter agreement this letter agreement shall govern and control. Except as modified by the terms set forth herein, the Agreement of Sale shall remain in full force and effect. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. A facsimile acknowledgment of this agreement shall be effective, valid and binding, provided an original is received by overnight courier by the other party on the day immediately following execution.

Assuming the foregoing is acceptable, please execute a copy of this letter in acknowledgement blocks where indicated and return them to me. If you have any questions, please feel free to call me.

                                   Very truly yours,

                                   /s/Andrew D. Small

                                   Andrew D. Small


                      See next page for signature blocks

ACCEPTED and AGREED to this
13th day of September, 1995.

SELLER

MARIETTA TOWER PARTNERS, an
Illinois general partnership

By:  BALCOR EQUITY PARTNERS-XVIII, an
     Illinois general partnership, its general partner

     By:  BALCOR EQUITY PARTNERS-XVIII, INC.,
          a general partner


          By:  /s/Philip Schechter
             ----------------------------
          Name: Philip Schechter
               --------------------------
          Title: Authorized agent
                -------------------------


PURCHASER

TAURUS INVESTMENT GROUP, INC., a
Florida corporation

By:  /s/Steve G. Munson
   -------------------------
Name: Steve G. Munson
     -----------------------
Title: Vice President
      ----------------------